Exhibit 99.1

BayHill Capital Corporation Announces Execution of Letter of Intent to Acquire the Stock of Proteus Energy Corporation

Lehi, Utah, March 3, 2011--BayHill Capital Corporation (“BayHill” OTC Bulletin Board: BYHL- news), today announced the execution of a letter of intent (LOI) to acquire all of the outstanding shares of Proteus Energy Corporation (“Proteus”), a California-based independent oil company focused on California and Western U.S. oil prospects.  Under the LOI, BayHill will issue unregistered shares of its common stock for all of the issued and outstanding shares, options, and warrants of Proteus.  The Parties plan to conduct additional due diligence and will seek $5 million of additional funding through a private placement of BayHill common stock to be completed contemporaneously with the closing of the acquisition and, following the closing, to seek the additional capital necessary to develop presently owned oil prospects and explore additional opportunities.  The present executive team at Proteus will be joined by two senior managers from BayHill, to form the new expanded management team, on closing of the acquisition. Proteus is an active operating oil and gas company. Bennett Yankowitz will continue as CEO of the combined entity following the closing of the acquisition.

BayHill plans to complete a private placement of 900,000 shares of its common stock prior to the acquisition.  The funds raised in the private placement will be used to settle liabilities and funding activities related to the acquisition costs and preparation for the anticipated capital raise of $5 million to be completed contemporaneously with the closing of the acquisition.

If the LOI leads to a completed agreement, BayHill will issue 27,805,474 unregistered shares of its common stock to acquire all of the shares, options, and warrants presently outstanding of Proteus, and an additional 695,137 shares of unregistered common stock will be issued to the placement agents responsible for bringing the parties together.  BayHill presently has 3,254,841 shares of common stock issued and outstanding.  If the acquisition and private placement are completed on the terms contemplated, the Company would have 32,655,452 shares issued and outstanding--prior to any share issuances for the anticipated $5 million private investment in public equity (PIPE), and future funding needs—of which current BayHill shareholders would own approximately 10%.  It is anticipated that the name of the Company will be changed to Proteus Energy Corporation.

The most current petroleum engineering reserve reports, for properties owned by Proteus, project a discounted net present value of proven developed and undeveloped reserves of: $32,914,000 for the North West Lost Hills Prospect.  In addition, the engineering reports suggest probable and possible (unproved) reserves of $170,000,000.

Neither Proteus or BayHill have completed their due diligence process and plan to do so over the next several weeks as funding is obtained to complete the transaction.

Jim Jensen, Chairman of the Board of BayHill said:  “We are excited about the potential presented by the acquisition of Proteus.  The Board and Management of BayHill have considered many acquisition/merger candidates and find Proteus to have an attractive profile for value-building potential for our shareholders.  We expect to continue to look for strategic opportunities that may require additional equity funding when opportunities arise.”

Bob Bench, President and CFO of BayHill said, “We believe Proteus presents the BayHill shareholders with a considerable value-building opportunity.  Proteus brings an excellent base of proven, probable, and possible oil and gas reserves that may be developed into substantial value in the future.  We believe that the energy industry offers great future opportunity to build a large and lasting company for our present and future shareholders.”

Proteus Energy CEO, Bennett Yankowitz, commented, “The acquisition of Proteus by BayHill provides Proteus with a public presence that will allow us to bring together the talented executive team that will accelerate our growth. It will create greater liquidity to attract investment capital to fund our expansion and development of our present oil interests, and take advantage of the many opportunities that exist in the energy industry at this time.

The LOI envisions that Proteus executives will head the Company. It is anticipated that Jim Jensen will continue serving as board member and Bob Bench will assume the role as CFO, with a change in other board members as appropriate for these expanded operations.

The common stock of BayHill to be sold in the private placement and issued for the acquisition will not be registered under the Securities Act of 1933, as amended (the “Securities Act”) or state securities laws, and unless so registered, may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act of 1933 and other applicable securities laws.

This notice is issued pursuant to Rule 135c under the Securities Act and shall not constitute an offer to sell or the solicitation of an offer to buy common stock of BayHill, nor shall there be any sale of common stock of BayHill in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to the registration or qualification under the securities laws of any such jurisdiction.

About BayHill Capital Corporation

BayHill is a smaller reporting public company, and is considered a “public shell”, since at the present time is has no ongoing operations.  BayHill has been actively seeking to merge with or acquire one or more private companies to create a foundation to grow and expand.  In preparation for a merger or acquisition with an active operating company, BayHill sold its wholly owned subsidiary, Commission River Corporation on August 31, 2010, which was actively engaged performance based internet marketing.

About Proteus Energy Corporation.

Proteus is a California based independent oil company with a primary focus in California and the Western U. S.  Its primary emphasis has been on the development of mature oil fields. Proteus has operated the Northwest Lost Hill Property since January of 2008 and owns a minority interest in the Lynch Canyon field in Monterey County, California.  The company has an experienced management and technical team and is looking to expand its present operations in California and other Western States.

Forward-Looking Statements

In addition to historical statements, the information set forth herein contains forward-looking statements, including regarding the proposed acquisition of Proteus, the estimated oil reserves, and the proposed private placements, that involve a number of risks and uncertainties.  Certain statements are based upon assumptions as to future events that may not prove to be accurate or that may not materialize.  Such risks and uncertainties include, without limitation: BayHill’s ability to implement, and obtain funding to carry out, its prospective businesses, BayHill and Proteus’ ability to reach a definitive agreement and thereafter satisfy any conditions thereto, the consequences of the potential acquisition of Proteus, the possibility that the estimated oil and gas reserves will be substantially less than projected, BayHill’s possible inability to obtain additional financing at all or on the contemplated terms, BayHill’s possible lack of cash flows, BayHill’s possible failure to hold, attract and keep key personnel, technological changes and the possibility of increased competition, the substantial fluctuation in oil and gas prices, and the impact on capital markets by the broad economic downturn. Many of these risks are beyond BayHill’s ability to forecast or control.

Source:                      BayHill Capital Corporation
    Contact:     Robyn Farnsworth
        801-592-3000
        robyn@bayhillcapital.com